Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 29, 2012 (except for Note 26 which contains restated segment information to reflect a new management structure, for which the date is February 28, 2013) relating to the consolidated financial statements and financial statement schedule, which appears in Valeant Pharmaceuticals International, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2012. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

PricewaterhouseCoopers LLP
Toronto, Canada	Chartered Accountants
June 7, 2013	Licensed Public Accountants